As filed with the Securities and Exchange Commission on January 29, 2004
                                       Registration Statement No. 333-__________



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                                    FORM S-8
                          Registration Statement Under
                           the Securities Act of 1933

                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


              Delaware                                     93-0945003
   ------------------------------             ---------------------------------
   (State or other jurisdiction               (IRS employer identification no.)
         of incorporation)


            585 West 500 South, Bountiful, Utah                  84010
         -----------------------------------------            -----------
         (Address of principal executive offices)              (Zip code)


                 Specialized Health Products International, Inc.
                        2004 Employee PURCHASE Stock Plan
                 -----------------------------------------------
                            (Full Title of the Plan)

                                Eric L. Robinson
                              BLACKBURN & STOLL, LC
                         77 West Second South, Suite 400
                     Salt Lake City, UT 84101 (801) 521-7900
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)


                                                 CALCULATION OF REGISTRATION FEE

========================== ======================= ======================= ======================= =======================
                                                          Proposed                Proposed
                                   Amount                 Maximum                 Maximum                Amount of
Title of Securities to be          to be               Offering Price            Aggregate              Registration
       Registered                Registered            Per Share (2)         Offering Price(2)           Fee (2)(3)
-------------------------- ----------------------- ----------------------- ----------------------- -----------------------
Common Stock, par value
$.02                              750,000                  $1.20                  $900,000                $114.03
========================== ======================= ======================= ======================= =======================

(1) Estimated solely for the purpose of calculating the registration fee, computed pursuant to Rules 457(h) under the Securities Exchange Act of 1933, as amended, on the basis of the average of the high and low prices of a share of the Registrant's common stock, $.02 par value, as reported on the OTC Bulletin Board on January 22, 2004.

         Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of Specialized Health Products International, Inc. common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of Specialized Health Products International, Inc.'s outstanding shares of common stock.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         As permitted by Rule 428 under the Securities Act of 1933, as amended, this Registration Statement omits the information specified in Part I of Form S-8. The documents constituting Part I of this Registration Statement will be sent or given to the parties to their respective Agreement as required by Rule 428(b).

         Specialized Health Products International, Inc. (the "Company" or "SHPI") is not filing these documents with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Item 1. Plan Information.

         Not required to be filed with the Commission.

Item 2. Registrant Information.

         Not required to be filed with the Commission.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this registration statement:

         o        Annual Report on Form 10-KSB, for the year ended December 31,
                  2002

         o Quarterly Report on Form 10-QSB, for the quarterly period ended March 31, 2003,

         o Quarterly Report on Form 10-QSB, for the quarterly period ended June 30, 2003,

         o Quarterly Report on Form 10-QSB, for the quarterly period ended September 30, 2003;

         o        Current Report on Form 8-K, filed on November 13, 2003; and

         o The description of the Registrant's common stock set forth in the Registrant's registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act on August 31, 1995, including any amendment or report filed with the Commission for the purpose of updating this description.

         All documents subsequently filed by SHPI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interest of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law permits the Company to indemnify its directors, officers, employees and agents, subject to limitations imposed by the Delaware General Corporation Law. Article XI of the Company's Bylaws and Article Ninth of the Company's Certificate of Incorporation require it to indemnify officers, employees and agents to the full extent permitted by Delaware General Corporation Law. The Company has also entered into indemnity agreements with its officers pursuant to which it has agreed to indemnify them. The indemnity agreements require payment of any amount which an indemnitee is legally obligated to pay because of claims relating to his or her service as an officer, although in some circumstances indemnification would be discretionary. The indemnity agreements also provide that the Company has the burden of proving that the applicable standard of conduct has not been met. However, the Company is not obligated to make any payment prohibited by law or to pay where payment is made to an indemnitee under an insurance policy or otherwise.

         The Company's Bylaws, Certificate of Incorporation and indemnity agreements expand the Company's indemnity obligations to the full extent permitted by applicable law. While Delaware law contemplates some expansion of indemnification beyond what is specifically authorized by the Delaware General Corporation Law, the courts have not yet established all boundaries of permissible indemnification.

         The Company's directors and officers are also covered by director and officer liability insurance coverage.

Item 7. Exemption From Registration Claimed.

         Not applicable.

Item 8. Exhibits.

       EXHIBIT NO.                    DESCRIPTION OF EXHIBIT
       -----------                    ----------------------

         4.2 Restated Certificate of Incorporation of the Company, dated November 6, 2001 (Incorporated by reference to Exhibit 3(i).1 of the Company's quarterly report on Form 10-QSB, for the period ended September 30, 2001).

         4.3 Certificate of Designations, Preferences and Limitations of Series A Preferred Stock, dated November 6, 2001 (Incorporated by reference to Exhibit 3(i).2 of the Company's Form 10-QSB, dated September 30, 2001).

         4.4 Second Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3(ii).1 of the Company's Form 10-KSB, dated December 31, 2002).

         5.1      Opinion of Blackburn & Stoll, LC

         23.1 Consent of Blackburn & Stoll, LC (contained in Exhibit 5.1 hereto)

         23.2     Consent of Independent Public Accountants

         24.1     Power of Attorney (included on signature pages hereto)


Item 9. Undertakings.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) Reflect in the prospectus any facts or events
                  which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) Include any additional or changed material
                  information on the plan of distribution;

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and that the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bountiful, State of Utah, on January 27, 2004.


                               SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.



                               By   /s/ Jeffrey M. Soinski
                                 -----------------------------------------------
                                 President, Chief Executive Officer and Director

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Jeffrey Soinski as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this registration statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

------------------------------   ----------------------------  -----------------
     Signature                           Title                        Date
------------------------------   ----------------------------  -----------------

 /s/ Jeffrey M. Soinski          President, Chief Executive     January 27, 2004
-------------------------        Officer and Director
Jeffrey M. Soinski               (Principal Executive Officer)


/s/ Dr. Guy J. Jordan, Ph.D.     Chairman of the Board          January 27, 2004
----------------------------
Dr. Guy J. Jordan, Ph.D.


/s/ Dr. Donald D. Solomon, Ph.D. Vice President, Chief          January 27, 2004
-------------------------------- Operating Officer, Chief
Dr. Donald D. Solomon, Ph.D.     Technical Officer and
                                 Director


/s/ Keith L. Merrell             Controller, Acting Chief       January 27, 2004
------------------------         Financial Officer and
Keith L. Merrell                 Treasurer (Principal
                                 Financial Officer)


 /s/ Robert R. Walker            Director                       January 27, 2004
-------------------------
Robert R. Walker


 /s/  David W. Jahns             Director                       January 27, 2004
--------------------------
David W. Jahns


 /s/ Steve I. Shapiro            Director                       January 27, 2004
---------------------------
Steve I. Shapiro